Exhibit 10.6

City Therapeutics, Inc.
SENIOR EXECUTIVE CASH INCENTIVE BONUS PLAN

1.	Purpose

This Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of City Therapeutics, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Culture and Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Culture and Compensation Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder. Participation in the Incentive Plan does not change the “at will” nature of a Covered Executive’s employment with the Company.

3.	Administration

The Culture and Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.	Bonus Determinations

(a)            Corporate Performance Goals. A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of one or more performance objectives that are established by the Culture and Compensation Committee, together with management, and approved by the Board and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including, but not limited to: research and development, publication, clinical and/or regulatory milestones; cash flow (including, but not limited to, operating cash flow and free cash flow); revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; acquisitions, licenses, collaborations or strategic transactions, including government or other third-party grants, asset sales, royalty financings, partnership, collaboration and licensing arrangements, or a combination of these approaches; financing or other capital raising transactions; operating income (loss); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency;; working capital; earnings (loss) per share of the Company’s common stock; sales or market shares; number of prescriptions or prescribing physicians; coverage decisions; leadership development, employee retention and recruiting, and other human resources matters; operating income and/or net annual recurring revenue, or any other performance goal selected by the Culture and Compensation Committee, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets.  The Corporate Performance Goals apply to each Covered Executive for the applicable performance period.

(b)            Calculation of Corporate Performance Goals. At the beginning of each applicable performance period, the Culture and Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to the Covered Executives.  In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles or under a methodology established by the Culture and Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.

(c)            Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (i.e., 100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d)            Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d): (i) any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Corporate Performance Goals, (ii) bonus formulas for Covered Executives shall be adopted in each performance period by the Culture and Compensation Committee and communicated to each Covered Executive at the beginning of each performance period and (iii) no bonuses shall be paid to Covered Executives unless and until the Board makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals based upon the recommendation of the Culture and Compensation Committee. Notwithstanding the foregoing, the Culture and Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Incentive Plan based on individual performance goals and/or upon such other terms and conditions as the Culture and Compensation Committee may in its discretion determine.

(e)            Individual Target Bonuses. The Culture and Compensation Committee shall establish a target bonus opportunity for each Covered Executive for each performance period. For each Covered Executive, the Culture and Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.

(f)             Employment Requirement. Subject to any additional terms contained in a written agreement between the Covered Executive and the Company, the payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the bonus payment date. If a Covered Executive was not employed for an entire performance period, the Culture and Compensation Committee may pro rate the bonus based on the number of days employed during such period.

2

5.	Timing of Payment

(a)            With respect to Corporate Performance Goals established and measured on an annual basis, Corporate Performance Goals will be measured as of the end of the fiscal year after the Company’s financial reports with respect to such period(s) have been published, as applicable. If the Corporate Performance Goals for any such period are met, bonus payments will be made as soon as practicable, but not later than two and one-half months after the end of the fiscal year in which the applicable performance period ends.

(b)            For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than two and one-half months after the last day of such fiscal year.

6.	Amendment and Termination

The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

7.	Company Recoupment Rights

A Covered Executive’s rights with respect to any award granted pursuant to the Incentive Plan shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under any Company clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with a Covered Executive, or (ii) applicable law.

Adopted September 19, 2026, subject to effectiveness of the Company’s Registration Statement on Form S-1.

3